Exhibit 99.1

For further information contact:

Alan L. Rubino, CEO

973.532.8100 or arubino@emisphere.com

Michael R. Garone, CFO

973.532.8005 or mgarone@emisphere.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS FOR

QUARTER ENDED JUNE 30, 2013

Conference Call/Webcast to be held 8:30 AM ET, Tuesday, August 13, 2013

ROSELAND, NJ, August 13, 2013 — Emisphere Technologies, Inc. (OTCBB: EMIS) (“Emisphere” or the “Company”) today announced its financial results for the quarter ended June 30, 2013. The Company will host a conference call this morning at 8:30 AM ET to discuss these results.

The live webcast of the conference call can be accessed through the Company’s web site at: www.emisphere.com. The live conference call dial-in number is 1 (877) 303-9483 (United States and Canada) or 1 (760) 666-3584 (International). In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning at 1:00 PM ET today through 11:59 PM ET on August 27, 2013 by calling 1 (855) 859-2056 (United States and Canada) or 1 (404) 537-3406 (International). The conference replay PIN is 29015177.

SECOND QUARTER 2013 FINANCIAL RESULTS

Emisphere reported a net loss of $14.0 million, or $0.23 per basic and diluted share, for the quarter ended June 30, 2013, compared to net income of $2.8 million, or $0.05 per basic and diluted share, for the quarter ended June 30, 2012.

The Company reported an operating loss of $1.8 million, compared to an operating loss of $1.4 million for the same period in 2012.

Total operating expenses were $1.8 million for the second quarter of 2013, an increase of $0.4 million, or 26%, compared to the same period in 2012. Total operating expenses include research and development costs of $0.1 million, a decrease of $0.2 million or 58% compared to the same period in 2012, and general and administrative expenses of $1.7 million, an increase of $0.6 million or 52% compared to the same period in 2012. Other non-operating expense for the second quarter of 2013 was $12.2 million compared to other non operating income of $4.2 million for the second quarter of 2012, a decrease of $16.4 million, due primarily to a $16.9 million change in the fair value of derivative instruments attributable to the restructuring of our outstanding debt during the quarter, offset partially by a $0.6 million decrease in interest expense.

YEAR TO DATE FINANCIAL RESULTS

The Company reported a net loss of $16.4 million, or $0.27 per basic and diluted share, for the six months ended June 30, 2013, compared to net income of $2.0 million, or $0.03 per basic and diluted share, for the six months ended June 30, 2012.

An operating loss of $3.5 million was reported for the six months ended June 30, 2013, compared to $3.2 million for the same period last year. Total operating expenses were $3.5 million for the six months ended June 30, 2013, an increase of approximately $0.3 million or 10% compared to $3.2 million for the same period last year. Total operating expenses include research and development costs of $0.4 million and general and administrative expenses of $3.1 million, compared to $0.8 million and $2.4 million respectively, for the same period last year.

The Company reported other non-operating expense of $12.9 million for the six months ended June 30, 2013, compared to other non-operating income of $3.7 million for the same period last year, a decrease of $16.6 million, due primarily to a $17.7 million change in the fair value of derivative instruments attributable to the restructuring of our outstanding debt during the quarter, offset partially by a $1.1 million decrease in interest expense.

LIQUIDITY

As of June 30, 2013, we had approximately $7.7 million cash, a net increase of $6.2 million from December 31, 2012, working capital of approximately $2.1 million, a stockholders’ deficit of $82.4 million, and accumulated deficit of approximately $484.2 million.

We have limited capital resources and operations to date have been funded with the proceeds from collaborative research agreements, public and private equity and debt financings and income earned on investments. On April 12, 2013, $0.2 million of previously restricted cash which was held as a security deposit on our former office lease was released to the Company. On May 6, 2013, pursuant to the terms of an amendment to the Development and License Agreement, dated June 21, 2008, between Novo Nordisk A/S (“Novo Nordisk”) and the Company (as amended to date, the “Development Agreement”) Novo Nordisk paid $10 million to the Company. This payment was a prepayment of certain development milestone payments that would have otherwise become payable to the Company upon the initiation of Phase II and Phase III testing of an oral GLP-1 product by Novo Nordisk, in exchange for a reduction in the rate of potential future royalty payments arising from future sales of such products developed under the Development Agreement. On April 26, 2013, the Company entered into a restructuring agreement (the “Restructuring Agreement”) with various funds affiliated with MHR Fund Management LLC (collectively, “MHR”) regarding the restructuring of the terms of the Company’s obligations under certain promissory notes previously issued to MHR (collectively, the “MHR Notes”). As of the date of the Restructuring Agreement, the Company owed MHR approximately $35.2 million under the terms of MHR Notes, all of which was either past due or payable on demand. Pursuant to the transactions contemplated by the Restructuring Agreement, MHR agreed, among other things, to extend the maturity dates of the MHR Notes in exchange for certain amended terms of the MHR Notes, the re-pricing of warrants previously issued to MHR to purchase approximately 12,000,000 shares of the Company’s common stock (the “Common Stock”), and the issuance of new warrants to MHR to purchase 10,000,000 shares of Common Stock. The Company and MHR consummated the transactions contemplated by the Restructuring Agreement on May 7, 2013.

The terms of the Amendment and the Restructuring Agreement, and the transactions contemplated thereby, are more fully described in the Company’s Current Report on Form 8-K filed on April 30, 2013 and the Company’s Current Report on Form 8-K filed on May 9, 2013.

The Company estimates that the $10 million received from Novo Nordisk is sufficient to allow the Company to prepare for the market development and domestic launch of, and explore global markets opportunities for, its Eligen® Oral B12 product, and otherwise continue operations through approximately the second quarter of 2014. However, the Company will not have sufficient resources to support a full commercial launch of Eligen® Oral B12 in the U.S. market or to develop fully any new products or technologies unless it is able to raise additional financing on acceptable terms or secure funds from new or existing partners. The Company cannot assure that financing will be available on favorable terms or at all. Additionally, if additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution to our existing stockholders.

While our plan is to raise capital and/or to pursue partnering opportunities, we cannot be sure that our plans will be successful. Furthermore, even in the event that the Company is adequately funded, there is no guarantee that any of the Company’s products or product candidates will perform as hoped or that such products can be successfully commercialized. The Company is currently pursuing several courses of action to address its capital resources requirements, including the global commercialization of B12, seeking new partnerships, and leveraging existing partnerships.

PRODUCT DEVELOPMENTS

The Company continues to reemphasize the commercialization of Oral Eligen® B12, seek new high-value partnerships, evaluate new prescription Medical Foods commercial opportunities, reprioritize the product pipeline, and promote new uses for the Eligen® Technology.

Emisphere’s pipeline includes a broad range of product candidates in different stages of development.

•

Novo Nordisk is using Emisphere’s Eligen® Technology to develop and commercialize oral formulations of Novo Nordisk’s insulins and GLP-1 receptor agonists, with a potential GLP-1 drug currently undergoing Phase I clinical trials.

•

The Company has developed an oral formulation of Eligen® B12 (1000 mcg) for use by B12 deficient individuals. On August 5, 2011 we received notice from the U. S. Patent Office that the U.S. patent application directed to the oral Eligen® B12 formulation was allowed. This new patent provides intellectual property protection for Eligen ® B12 in the U.S. through approximately 2029. Currently, we are evaluating the results of our clinical trials and market research and exploring alternative development and commercialization options with the purpose of maximizing the commercial and health benefits potential of our Eligen® B12 asset.

In addition to the foregoing, the Company is continuing with a number of pre-clinical programs in collaboration with other companies, as well as projects on its own, using the Company’s proprietary Eligen® Technology to improve the oral absorption of selected molecules.

About Emisphere Technologies, Inc.

Emisphere is a biopharmaceutical company that focuses on developing and commercializing a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its proprietary Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well as other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s strategy is to reemphasize the commercialization of Oral Eligen® B12, build new high-value partnerships, evaluate new Medical Foods commercial opportunities, and promote new uses for the Eligen® Technology. The Company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release relating to matters that are not historical facts (including without limitation those regarding the timing, performance or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 28, 2013, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 15, 2013, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on or about the date hereof.

# # #

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENT OF OPERATIONS

For the three months ended June 30, 2013 and 2012

(in thousands, except share and per share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Net Sales	$—	$—	$—	$—

Costs and expenses:
Research and development	137	329	371	741
General and administrative	1,649	1,085	3,115	2,431
Depreciation and amortization	2	7	4	15
Loss on fixed assets	—	—	10	—

Total costs and expenses	1,788	1,421	3,500	3,187

Operating loss	(1,788)	(1,421)	(3,500)	(3,187)

Other non-operating income (expense):
Other income	1	10	65	40
Change in fair value of derivative instruments
Related party	(10,780)	4,901	(10,507)	6,760
Other	(224)	1,020	(157)	271
Interest expense, related party	(1,191)	(1,742)	(2,307)	(3,380)

Total other non-operating income (expense)	(12,194)	4,189	(12,906)	3,691

Income (loss) before income tax benefit	(13,982)	2,768	(16,406)	504
Income tax benefit	—	—	—	1,527

Net income (loss)	$(13,982)	$2,768	$(16,406)	$2,031

Net income (loss) per share, basic	$(0.23)	$0.05	$(0.27)	$0.03
Net income (loss) per share, diluted	$(0.23)	$0.05	$(0.27)	$0.03
Weighted average shares outstanding, basic	60,687,478	60,687,478	60,687,478	60,687,478
Weighted average shares outstanding, diluted	60,687,478	60,800,414	60,687,478	60,744,258

EMISPHERE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

June 30, 2013 and December 31, 2012

(in thousands, except share and per share data)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$7,718	$1,484
Accounts receivable, net	—	1
Inventories	249	249
Prepaid expenses and other current assets	147	149

Total current assets	8,114	1,883
Equipment and leasehold improvements, net	25	12
Restricted cash	—	247
Other assets	34	34

Total assets	$8,173	$2,176

Liabilities and Stockholders’ Deficit:
Current liabilities
Accounts payable and accrued expenses	$735	$923
Notes payable related party, including accrued interest and net of related discounts	448	33,607
Derivative instruments:
Related party	4,125	1,491
Others	755	598
Other current liabilities	—	9

Total current liabilities	6,063	36,628
Notes payable related party, including accrued interest and net of related discounts	30,928	—
Derivative instruments, related party	11,914	—
Deferred revenue	41,616	31,614
Deferred lease liability	42	—

Total liabilities	90,563	68,242

Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 2,000,000 shares as of June 30, 2013 and as of December 31, 2012; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 200,000,000 shares as of June 30, 2013 and as of December 31, 2012; issued 60,977,210 shares (60,687,478 outstanding) as of June 30, 2013 and December 31, 2012	610	610
Additional paid-in-capital	405,178	405,096
Accumulated deficit	(484,226)	(467,820)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(82,390)	(66,066)

Total liabilities and stockholders’ deficit	$8,173	$2,176

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